EXHIBIT 16.1





Officer of the Chief Accountant                        Arthur Andersen LLP
Securities and Exchange Commission                     Suite 2500
450 Fifth Street, N.W.                                 133 Peachtree Street NE
Washington, DC  20549                                  Atlanta, GA  30303-1816
                                                       Tel: 404-658-1776

June 14, 2000

Dear Sir/Madam:

We have read the paragraph of Item 4(a)(1) included in the Form 8-K dated June 14, 2000 of Simione Central Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very Truly yours,
/s/ Arthur Andersen LLP
Arthur Andersen LLP